UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2023

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

940 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 663-6900

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1 par value per share	PKI	The New York Stock Exchange
1.875% Notes due 2026	PKI 21A	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2023, PerkinElmer, Inc. (the “Company”) entered into an Amended and Restated Master Purchase and Sale Agreement (the “A&R Purchase Agreement”) with PerkinElmer U.S. LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of the Company (“PKI US LLC”) and PerkinElmer Topco, L.P. (formerly known as Polaris Purchaser, L.P.) (the “Purchaser”), a Delaware limited partnership owned by funds managed by affiliates of New Mountain Capital L.L.C., which amended and restated the terms of the previously disclosed Master Purchase and Sale Agreement, dated as of August 1, 2022, by and among the Company and the Purchaser (the “Original Agreement”) pursuant to which the Company agreed to sell to the Purchaser certain assets and the equity interests of certain entities constituting its Applied, Food and Enterprise Services businesses (the “Business”) (as further defined in the A&R Purchase Agreement) (collectively, the “Transaction”).

The A&R Purchase Agreement amends the Original Agreement to provide for, among other things (i) modifications to the internal reorganization and certain other specified actions contemplated by the Original Agreement relating to the separation and transfer of the Business from the Company’s remaining businesses, including procedures for the separation of certain information technology systems of the Business prior to the closing and the allocation of certain costs and expenses associated with the separation and transfer of the Business, (ii) the delayed transfer of certain operations and assets in the United Kingdom, Singapore, Thailand and Argentina (the “Deferred Businesses”), (iii) post-closing cooperation by the parties to repatriate certain cash held outside the United States for the benefit of the Company, net of any applicable tax withholding and the reasonable costs, fees and expenses of the Purchaser and (iv) modifications to the timing of $75 million in deferred payments tied to the transfer of the PerkinElmer brand and related trademarks to the Purchaser (at the Company’s election) made in connection with modifications to the Company’s rights to transitional use of such brand and trademarks following the closing.

The foregoing description of the A&R Purchase Agreement is qualified in its entirety by reference to the full text of the A&R Purchase Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The A&R Purchase Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, PKI US LLC or the Purchaser. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the A&R Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or the Purchaser or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the A&R Purchase Agreement are qualified by information in a confidential disclosure schedule that the parties have exchanged. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of such agreement or a prior, specified date, (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters, and (iii) they may be modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the A&R Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 13, 2023, the Company completed its sale of the Business (not including the Deferred Businesses) to the Purchaser pursuant to the A&R Purchase Agreement. The aggregate consideration paid for the Business at the closing was approximately $2.136 billion, which amount is subject to further adjustment and deferred payments following the Closing pursuant to, and in accordance with, the terms of the A&R Purchase Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Amended and Restated Master Purchase and Sale Agreement, dated as of March 11, 2023, by and between PerkinElmer, Inc., PerkinElmer U.S. LLC and PerkinElmer Topco, L.P.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

The exhibits and schedules to the Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish copies of any of such exhibits or schedules to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: March 15, 2023	By: /s/ Joel S. Goldberg

Joel S. Goldberg, Esq.

Senior Vice President, Administration, General Counsel and Secretary